Exhibit 10.28

Fiscal 2009 Annual Performance Bonus Program

for John D. Carter and Tamara L. Lundgren

The Amended and Restated Employment Agreements between the Company and each of John D. Carter and Tamara L. Lundgren provide for annual cash bonuses under bonus programs to be developed by the Compensation Committee (the Committee), with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The annual bonus program for Mr. Carter and Ms. Lundgren for fiscal 2009 has two components. The first component consists of awards with cash payouts based on achievement of Company financial performance targets. The second component is based on the achievement of management objectives established by the Committee. The two components of the annual performance bonus program shall operate independently, and the Committee shall make determinations with respect to the second component without regard to the outcomes under the first component.

Company Financial Performance Targets

Calculation of Cash Payout. For fiscal 2009, the Company financial performance targets shall be the Company’s EPS and Return on Capital Employed (ROCE), and each performance target shall be weighted equally. Cash payouts to the participants under this component of the bonus program shall be determined based on the level of achievement of each performance target. The Committee has established performance targets for EPS and ROCE and corresponding payouts as a percentage of a participant’s target amount. Payouts begin at positive levels of EPS and ROCE.

Participants’ Target Amounts. The total target amount for Mr. Carter for the Company financial performance component shall be 50% of his annual base salary as in effect on August 31, 2009, with one-half of this target amount subject to each of the two financial performance targets and the maximum total bonus under these two targets not to exceed three times his target amount under this component. The total target amount for Ms. Lundgren for the Company financial performance component shall be 50% of her annual base salary as in effect on August 31, 2009, with one-half of this target amount subject to each of the two financial performance targets and the maximum total bonus under these two targets not to exceed seven times her target amount under this component.

EPS. The EPS goal for fiscal 2009 shall be based on the Adjusted EPS for that year. Adjusted EPS for fiscal 2009 shall mean the Company’s diluted earnings per share for that fiscal year before extraordinary items and the cumulative effects of changes in accounting principles, if any, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, adjusted to eliminate the impact of such other items as the Committee shall have specified at the time of establishment of the performance targets.

ROCE. The Company’s ROCE for fiscal 2009 shall be equal to the Company’s Adjusted Net Income for fiscal 2009 divided by the Company’s Average Capital Employed for fiscal 2009. Adjusted Net Income for fiscal 2009 shall mean the amount determined by excluding interest expense from the Company’s income before income taxes for fiscal 2009, recalculating the income tax expense for the year based on the adjusted income before income taxes, and then calculating net income (i) to eliminate the impact of such other items as the Committee shall have specified at the time of establishment of the performance targets, and (ii) before extraordinary items and the cumulative effects of changes in accounting principles, if any, all in a manner consistent with the actual calculations reflected in the audited consolidated financial statements of the Company and its subsidiaries for fiscal 2009. Average Capital Employed for fiscal 2009 shall mean the average of five (5) numbers consisting of the Capital Employed as of the last day of the fiscal year and as of the last day of the four preceding fiscal quarters. Capital Employed as of any date shall mean the Company’s total assets (adjusted to eliminate the impact of such items as the Committee shall have specified at the time of establishment of the performance targets) minus the sum of all of its liabilities other than debt for borrowed money and capital lease obligations, in each case as set forth on the consolidated balance sheet of the Company and its subsidiaries as of the applicable date.

Change in Accounting Principle. If the Company implements a change in accounting principle during fiscal 2009 either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then EPS and ROCE shall be adjusted to eliminate the impact of the change in accounting principle.

Management Objectives

The second component of the annual bonus program is based on the achievement of the management objectives determined by the Committee. The Committee shall establish the management objectives and specify the weight to be assigned to each objective. Following the end of the fiscal year, the Committee shall evaluate the performance of each participant against the management objectives, determine the extent to which each objective has been met and determine the amount of the bonus to be paid. The target bonus amount for Mr. Carter for this component of the bonus program shall be 50% of his annual base salary as in effect on August 31, 2009, and the maximum bonus under this component may not exceed three times this target amount. The target bonus amount for Ms. Lundgren for this component of the bonus program shall be 50% of her annual base salary as in effect on August 31, 2009, and the maximum bonus under this component may not exceed three times this target amount. The actual amount of the bonuses under this component shall be determined by the Committee.

General Provisions

Certification. Following the end of fiscal 2009 and prior to the payment of any bonus based on the Company financial performance targets, the Committee shall certify in writing the level of attainment of each performance target for the year and the calculation of the bonus amounts for each participant. Payouts shall be made in cash to the participants as soon as practicable after October 31, 2009 following certification by the Committee.

Conditions to Payment. Subject to the terms of each participant’s employment agreement and change in control agreement, a participant must be employed by the Company on August 31, 2009 to receive this component of the annual bonus.

IRS Section 162(m). For Mr. Carter, the Company Financial Performance component of the annual bonus program is implemented pursuant to the Executive Annual Bonus Plan, which was approved by shareholders in 2005, and is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The EPS and ROCE performance targets are among performance goals approved by shareholders in the Executive Annual Bonus Plan. For Ms. Lundgren, the Company Financial Performance component does not qualify as performance-based compensation under Section 162(m).